Exhibit 10.7

Teradata 2023 Stock Incentive Plan

Director Restricted Share Unit Grant Statement

You have been awarded a number of restricted share units (the “Share Units”) under the Teradata 2023 Stock Incentive Plan (the “Plan”), subject to the terms and conditions of this Director Restricted Share Unit Grant Statement (this “Statement”), the Plan and the Teradata Corporation Director Compensation Program (the “Program”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Plan.

1. The Share Units will vest during the one-year period beginning on the date upon which the Share Units were granted (the “Date of Grant”), in equal quarterly installments (subject to mathematical rounding performed by the third party Plan administrator) commencing three (3) months after the Date of Grant, provided you continue to serve as a Director of Teradata Corporation (“Teradata”) until each vesting date. Notwithstanding the foregoing, if the Date of Grant of your Share Units is the date of an Annual Meeting of Stockholders, then, the fourth quarterly vesting will occur only if you continue to serve as a Director until the earlier of (a) the first Annual Meeting of Stockholders following the Date of Grant and (b) the first (1st) anniversary of the Date of Grant.

2. Any unvested Share Units will become fully vested if, prior to the one-year anniversary of the Date of Grant, you die while serving as a Director of Teradata or a Change in Control occurs, provided that you served as a Director immediately prior to the Change in Control.

3. Except as otherwise provided pursuant to a deferral election in effect under Article IV of the Program, when vested, the Share Units will be paid to you in shares of Teradata common stock within thirty (30) days after the vesting date, such that one (1) Share Unit equals one (1) share of Teradata common stock (“Share”).

4. The Share Units will be cancelled if the Nominating and Governance Committee of the Teradata Board of Directors (the “Committee”) determines that you engaged in misconduct in connection with your appointment as a Director of Teradata or if your service as a Director is terminated for Cause. Further, if your service as a Director is terminated for Cause, then, to the extent demanded by the Committee in its sole discretion, you shall (a) return to Teradata all Shares that you have not disposed of that have been acquired pursuant to this Statement within two (2) years prior to your date of termination, and (b) with respect to any Shares acquired pursuant to this Statement within two (2) years prior to your date of termination that you have disposed of, pay to Teradata in cash the Fair Market Value of such Shares on the date acquired.

5. Any cash dividends declared on the Shares underlying unvested Share Units shall not be paid currently but shall be converted into additional Share Units. Any Share Units resulting from such conversion (the “Dividend Units”) will be considered Share Units for purposes of this Statement and will be subject to all of the terms, conditions and restrictions set forth herein, including the applicable vesting schedule. As of each date that Teradata would otherwise pay the declared dividend on the Shares underlying unvested Share Units (the “Dividend Payment Date”) in the absence of the reinvestment requirements of this Section 5, the number of Dividend Units will be determined by dividing the amount of dividends otherwise attributable to the unvested Share Units but not paid on the Dividend Payment Date by the Fair Market Value of Teradata’s common stock on the Dividend Payment Date.

6. You may designate one or more beneficiaries to receive all or part of any Shares to be distributed in case of your death, and you may change or revoke such designation at any time. In the event of your death, any Shares distributable hereunder that are subject to such a designation will be distributed to such beneficiary or beneficiaries in accordance with this Statement. Any other Shares will be distributable to your estate. If there shall be any question as to the legal right of any beneficiary to receive a distribution hereunder, the Shares in question may be transferred to your estate, in which event Teradata will have no further liability to anyone with respect to such Shares.

7. The terms of this award of Share Units as evidenced by this Statement may be amended by the Teradata Board of Directors, the Committee or the Compensation and People Committee, provided that no such amendment shall impair your rights hereunder without your consent.

8. The Share Units and the number and kind of Shares covered by this Statement shall be subject to adjustment as provided in Section 15 of the Plan.

9. In the event of a conflict between the terms and conditions of this Statement and the terms and conditions of the Plan, the terms and conditions of the Plan shall prevail.

10. The Share Units may not be sold, transferred, pledged, assigned or otherwise alienated, except by beneficiary designation, will or by the laws of descent and distribution upon your death.

11. You shall not possess any incidents of ownership (including, without limitation, dividend and voting rights) in the Shares underlying the Share Units until such Shares have been delivered to you in accordance with Section 3 of this Statement. The obligations of Teradata under this Statement will be merely that of an unfunded and unsecured promise of Teradata to deliver Shares in the future following vesting of the Share Units, and your rights will be no greater than those of an unsecured general creditor. No assets of Teradata will be held or set aside as security for the obligations of Teradata under this Statement.

12. Nothing contained in this Statement shall confer upon you any right with respect to continuance of service by Teradata, nor limit or affect in any manner the right of Teradata to terminate your service or adjust your compensation.

13. By accepting any benefit under this Statement, you and each person claiming under or through you shall be conclusively deemed to have indicated their acceptance and ratification of, and consent to, all of the terms and conditions of this Statement and the Plan and any action taken under this Statement or the Plan by the Committee, the Board of Directors or Teradata, in any case in accordance with the terms and conditions of this Statement.

14. Teradata may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by Teradata or a third party designated by Teradata.

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